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                                                                  Exhibit (a)(5)

[logo of Sensormatic]
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News from Sensormatic
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For Immediate Release
                              Investor Contact:                   David A. Hogan
                                                    Director, Investor Relations
                                                                  (561) 989-7818
                                                          hogand@sensormatic.com

                              Media Contact:                         Lee Pernice
                                                             Director, Corporate
                                                                  Communications
                                                                  (561) 989-7361
                                                         pernice@sensormatic.com



                       SENSORMATIC ANNOUNCES DIVIDEND ON
                          CONVERTIBLE PREFERRED STOCK

BOCA RATON, Fla.--September 11, 2001 - Sensormatic Electronics Corporation (NYSE: SRM) announced today the declaration of the quarterly dividend on its Depositary Shares, each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock.

     The dividend will be payable on October 1, 2001 to holders of record of the Depositary Shares as of September 21, 2001. The dividend payment will be made in cash, at the rate of $0.40625 per Depositary Share.

     As previously announced, Tyco Acquisition Corp. XXIV (NV), a wholly owned subsidiary of Tyco International Ltd., commenced an offer to exchange each outstanding Sensormatic common share for a fraction of a common share of Tyco as described in the registration statement filed by Tyco with the Securities and Exchange Commission (SEC) on August 23, 2001. The exchange offer does not include the Preferred Stock and is initially scheduled to expire at 6:00 p.m. New York City time on Monday, October 1, 2001. In connection with the offer, Sensormatic and Tyco's subsidiary delivered to holders of Depositary Shares a special Notice of Conversion and Letter of Transmittal to enable them to convert their Depositary Shares into Sensormatic common shares as of immediately prior to the initial acceptance of Sensormatic common shares in the offer or during any subsequent offering period, and to tender the resulting Sensormatic common shares in a single step. Depositary Shares that are delivered for conversion and tender pursuant to the above procedure will not be converted unless Sensormatic common shares are accepted in the offer. Holders of Depositary Shares as of the record date who participate in this procedure will be entitled to receive the October 1
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dividend whether or not the conversion is effected and will be paid this dividend prior to such conversion if it is effected.

Investors and security holders are advised to read Tyco's Registration Statement on Form S-4, Schedule TO, preliminary prospectus and other exchange offer materials and Sensormatic's Solicitation/Recommendation Statement on Schedule 14D-9 which have been filed with the SEC by Tyco and Sensormatic, respectively, and any amendments thereto, including the final prospectus, because they contain, and any amendments thereto will contain, important information. Security holders may obtain a free copy of the preliminary prospectus, the
Schedule 14D-9 and other related documents filed by Tyco and Sensormatic at the Internet worldwide website maintained by the SEC at www.sec.gov, or at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The prospectus, the Schedule 14D-9 and the other documents may also be obtained for free from MacKenzie Partners, Inc., the Information Agent for the offer, 156 Fifth Avenue, New York, New York 10010, toll-free
(800) 322-2885, collect, (212) 929-5500 or E-mail: proxy@mackenziepartners.com.

     Sensormatic Electronics Corporation is a leading supplier of electronic security solutions to the retail, commercial and industrial marketplaces. Sensormatic is also the leader in integrated source tagging-a process where consumer good manufacturers insert anti-theft tags at the point of manufacturing or packaging. The Company has been named the Official Electronic Security Supplier and a Sponsor of the 2002 Winter Olympic Games in Salt Lake City and is a sponsor of the U.S. Olympic Team through 2004.

     For more information on Sensormatic, please visit the company's homepage on the World Wide Web at www.sensormatic.com.